COMPANY CONTACT:	INVESTOR & MEDIA CONTACTS:

Spectranetics Corporation	Lippert/Heilshorn & Associates, Inc.
John Schulte, Chief Executive Officer	Bruce Voss
Guy Childs, Chief Financial Officer	Ina McGuinness
(719) 633-8333	(310) 691-7100
www.spectranetics.com	www.lhai.com

FOR IMMEDIATE RELEASE

SPECTRANETICS REPORTS FIRST QUARTER 2003 EARNINGS PER SHARE OF $0.01

COLORADO SPRINGS, Colo. (April 17, 2003) — Spectranetics Corporation (Nasdaq: SPNC) today announced net income for the first quarter ended March 31, 2003 was $141,000, or $0.01 per diluted share, compared with a loss of $17,000, or $0.00 per diluted share, for the comparable quarter last year.

Total revenue for the first quarter of 2003 was $7.0 million, down slightly from $7.1 million in the comparable quarter last year. Disposable product revenue (which includes coronary and lead removal products) was $5.0 million for the first quarter of 2003, an increase of 7% compared with $4.7 million for the same quarter last year. The overall increase in disposable product revenue reflects 25% growth in sales of lead removal products, partially offset by a 6% decrease in sales of atherectomy products. Equipment product revenue (which is comprised of laser hardware sales and rental fees) was $1.1 million, a decrease of 22% compared with $1.4 million during the 2002 first quarter. Service revenue for the 2003 first quarter was essentially unchanged at $929,000.

During the first quarter of 2003, the Company continued to focus its laser sales efforts on the re-deployment of equipment to more productive accounts in order to support its primary goal of increased disposable revenues, which carry higher margins. Gross margins of 70% for the 2003 first quarter were up from 68% for the comparable quarter last year as a result of the higher mix of disposable revenue during the quarter. Spectranetics’ worldwide installed base of lasers increased to 361 at March 31, 2003, a net increase of one during the first quarter.

Operating expenses for the 2003 first quarter were $4.8 million, down slightly compared with $4.9 million for the comparable quarter last year. Research and development expenses were lower as the planned studies for restenosed saphenous vein grafts and acute myocardial infarction (AMI, or heart attack) are in their start-up phase, while selling, general and administrative expenses increased due to preparations for the anticipated U.S. Food and Drug Administration (FDA) approval and subsequent launch of our products to treat critical limb ischemia later this year.

“In light of a relatively flat quarter in terms of overall revenue growth, we were pleased to see this quarter’s lead removal business reflect a growth rate of 25 percent year over year—an indication of the acceleration of the trend of removing old leads when new defibrillators (AICD’s) are implanted,” said John G. Schulte, president and chief executive officer. “Additionally, we remain on track with near-term growth drivers in other areas of our business, namely the expansion into peripherals for the treatment of critical limb ischemia, which is anticipated to receive FDA approval late in 2003, as well as continued progress related to our pipeline of new applications for the treatment of AMI and stroke. We continue to be focused on profitability and positive cash flow while investing the necessary funds to support these important new applications for our ultraviolet laser catheters in the future.”

Cash, cash equivalents and investment securities totaled $12 million at March 31, 2003, compared with $11.4 million at December 31, 2002. Cash flow during the quarter was a positive $555,000.

Spectranetics Reiterates 2003 Financial Guidance

As previously reported, Spectranetics expects 2003 revenue to increase 3% to 5% compared with 2002, which would yield net income in the range of $500,000 to $1.0 million. This financial guidance does not assume any revenue associated with a potential approval to market new products for the treatment of critical limb ischemia, since approval for this new application is not expected until late 2003. However, this guidance does reflect key investments to prepare for the market launch of products to treat critical limb ischemia, and for clinical research to support the use of our technology to treat saphenous vein grafts, acute myocardial infarction and ischemic stroke.

Conference Call

Spectranetics will hold a conference call to discuss first quarter financial results today, beginning 11:00 a.m. Eastern Time. Individuals interested in listening to the conference call may do so by dialing 888.803.5993 for domestic callers, or 706.634.1028 for international callers. A telephone replay will be available for 48 hours following the conclusion of the call by dialing 800.642.1687 for domestic callers, or 706.645.9291 for international callers, and entering reservation code 9596615.

The conference call also will be available via the Internet live and for 14 days following the completion of the call, on the investor section of the company’s Web site at www.spectranetics.com.

About Spectranetics

Spectranetics is a medical device company that develops, manufactures and markets single-use medical devices used in minimally invasive surgical procedures within the cardiovascular system in conjunction with its proprietary excimer laser system. The company’s CVX-300® excimer laser is the only system approved by the FDA for multiple cardiovascular procedures, including coronary atherectomy, the treatment of in-stent restenosis prior to radiation therapy and the removal of problematic pacemaker and defibrillator leads. The company recently completed two clinical trials: LACI (Laser Angioplasty for Critical Limb Ishemia) for laser atherectomy to improve circulation to the lower leg and PELA (Peripheral Excimer Laser Angioplasty), which addresses blockages in arteries in the upper leg. The LACI trial data have been submitted to the FDA and the Company anticipates FDA approval in late 2003. The PELA data are being analyzed, and if the data warrant, an approval request will be submitted to the FDA. Nearly all of the company’s FDA-approved and investigational applications have received Communautes Europeennes (CE) mark registration for marketing within Europe.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties may include increasing price and product competition, increased pressure on expense levels resulting from expanded marketing and clinical activities, uncertain success of the company’s strategic direction, dependence on new product development, intellectual property claims of third parties, availability of inventory from suppliers, the receipt of FDA approval to market new products or applications and the timeliness of any approvals, the potential size of market opportunities associated with new products, market acceptance of new products or applications, and product defects. For a further list and description of such risks and uncertainties that could cause the actual results, performance or achievements of the company to be materially different from any anticipated results, performance or achievements, please see the company’s previously filed SEC reports. Spectranetics disclaims any intention or obligation to update or revise any financial projections or forward-looking statements, whether as a result of new information, future events or otherwise.

-Financial tables follow-

THE SPECTRANETICS CORPORATION
Condensed Consolidated Statements of Operations
(000’s, except per share data and percentages)

	Three Months Ended
	March 31,

	2003	2002

Revenue	$6,977	$7,059
Cost of revenue	2,108	2,268

Gross margin	4,869	4,791
Gross margin %	70%	68%
Operating expenses:
Selling, general and administrative	3,870	3,701
Research, development and other technology	924	1,193

Total operating expenses	4,794	4,894

Operating income (loss)	75	(103)
Other income, net	66	86

Net income (loss)	$141	$(17)

Earnings (loss) per common and common equivalent share — basic and diluted-	$0.01	$(0.00)

Weighted average shares outstanding
Basic	23,983	23,674
Diluted	24,868	23,674

THE SPECTRANETICS CORPORATION
Condensed Consolidated Balance Sheets
(000’s)

	March 31,	December 31,
	2003	2002

Assets
Current assets
Cash, cash equivalents and securities	$11,985	$11,430
Accounts receivable	3,745	4,042
Inventories	2,371	2,125
Other current assets	827	676

Total current assets	18,928	18,273
Property, plant and equipment, net	3,322	3,478
Restricted cash	1,124	1,123
Other assets	1,019	962

Total assets	$24,393	$23,836

Liabilities and stockholders’ equity
Current liabilities	7,719	7,765
Non-current liabilities	259	216
Stockholders’ equity	16,415	15,855

Total liabilities and stockholders’ equity	$24,393	$23,836

THE SPECTRANETICS CORPORATION
Supplemental Financial Information

	2002				2003

	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	1st Qtr

Laser sales summary:
Laser sales from inventory	5	2	9	4	2
Laser sales from evaluation/rental units	7	3	6	6	6

Total laser sales	12	5	15	10	8
Worldwide installed base summary:
Laser sales from inventory	5	2	9	4	2
Rental placements	2	0	0	0	2
Evaluation placements	5	7	7	5	1

Laser placements during quarter	12	9	16	9	5
Buy-backs/returns during quarter	(2)	(5)	(3)	(3)	(4)

Net laser placements during quarter	10	4	13	6	1
Total lasers placed at end of quarter	337	341	354	360	361
(000’s, except per share and percentages)
Laser Revenue:
Equipment sales	$1,008	$461	$1,245	$934	$761
Rental fees	369	391	329	345	311

Total	1,377	852	1,574	1,279	1,072
Disposable products revenue	4,667	4,552	4,649	5,293	5,017
Service revenue	942	963	925	983	929
Total revenue	7,059	6,463	7,157	7,418	6,977
Gross margin (%)	68%	69%	67%	69%	70%
Selling, general and administrative expenses	3,701	3,716	3,556	3,698	3,870
Research, development and other technology expenses	1,193	1,242	1,096	979	924
Proxy contest and settlement obligations	—	1,837	—	—	—
Total operating expenses	4,894	6,795	4,652	4,677	4,794
Operating income (loss)	(103)	(2,361)	142	418	75
Net income (loss)	(17)	(2,259)	227	488	141
Net income (loss) per share basic and diluted	(0.00)	(0.09)	0.01	0.02	0.01
Cash flow generated (used)*	157	617	202	(2,430)	555

*Represents net change in “cash, cash equivalents and securities” and “investment securities, non-current” as presented on the condensed consolidated balance sheets for the periods presented.

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